As filed with the Securities and Exchange Commission on September ___, 2002
                                                  Registration No. 333-_________
================================================================================
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             LAURIER INTERNATIONAL, INC.
                (Name of small business issuer in its charter)

      Delaware                        2741                      52-2286452
(State Or Jurisdiction     (Primary Standard Industrial      (I.R.S. Employer
 of Incorporation           Classification Code Number)     Identification No.)
 or Organization)

                            101-1870 Parkinson Way
                          Kelowna, BC, Canada V1Y 8C9
                                250-712-9354
      (Address and Telephone Number of Principal Executive Offices
                      and Principal Place of Business)
                          ---------------------------
                            Robert C. Weaver, Jr.
                              721 Devon Court
                          San Diego, CA 92109-8007
                              (858) 488-4433
           (Name, Address and Telephone Number of Agent For Service)
                          ---------------------------
Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                    CALCULATION OF REGISTRATION FEE
================================================================================
                                       Proposed       Proposed
                                       Maximum         Maximum
                                       Offering       Aggregate       Amount of
Title of Each Class    Amount to be    Price Per      Offering      Registration
  of Securities         Registered     Share (1)       Price             Fee
--------------------------------------------------------------------------------
Common Stock,            501,000         $.30         $150,300         $13.83
$.0001 par value
================================================================================
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                   PART I - INFORMATION REQUIRED IN PROSPECTUS

                           LAURIER INTERNATIONAL, INC.
                              Cross-Reference Sheet

Form SB-2 Item Number and Caption                   Location In Prospectus
---------------------------------                   ----------------------
1.   Front of Registration Statement and
      Outside Front Cover of Prospectus ........... Outside Front Cover
2.   Inside Front and Outside Back Cover .......... Inside Front Cover Page,
      Pages of Prospectus                            Outside Back Cover
3.   Summary Information and Risk Factors ......... Summary; Risk Factors
4.   Use of Proceeds .............................. None
5.   Determination of Offering Price .............. Risk Factors
6.   Dilution ..................................... None
7.   Selling Security Holders ..................... Selling Shareholders
8.   Plan of Distribution ......................... Plan of Distribution
9.   Legal Proceedings ............................ Business - Legal Proceedings
10.  Directors, Executive Officers, ............... Management
      Promoters and Control Persons
11.  Security Ownership of Certain ................ Principal Shareholders
      Beneficial Owners and Management
12.  Description of Securities .................... Description of Securities
13.  Interest of Named Experts and Counsel ........ Legal Matters, Experts
14.  Disclosure of Commission Position on ......... Management - Indemnification
      Indemnification for Securities Act
      Liabilities
15.  Organization Within Last Five Years .......... Certain Transactions
16.  Description of Business ...................... Summary, Business
17.  Management's Discussion and Analysis ......... Business -Plan of Operation
      or Plan of Operation
18.  Description of Property ...................... Business -Facilities
19.  Certain Relationships and Related ............ Certain Transactions
      Transactions
20.  Market for Common Equity and Related ......... Market for Common Equity
      Stockholder Matters                            and Related Stockholder
                                                     Matters
21.  Executive Compensation ....................... Management - Executive
                                                    Compensation
22.  Financial Statements ......................... Financial Statements
23.  Changes in and Disagreements with ............ None
      Accountants on Accounting and Financial
      Disclosure

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED __________, 2002


                                PROSPECTUS

                         LAURIER INTERNATIONAL, INC.

                           501,000 Common Shares


All of the common shares offered through this prospectus are from selling shareholders named herein. We will not receive any of the proceeds from shares sold. The selling shareholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices.

There are no underwriters or underwriting arrangements.

There are no underwriting discounts or commissions.

Our common stock is presently not traded on any market or securities exchange.

             INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS.
                         SEE "RISK FACTORS" ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus is ___________, 2002

[Inside Front Cover Page]

                              TABLE OF CONTENTS

                                                                         PAGE
SUMMARY......................................................................3

RISK FACTORS.................................................................3

We are a development stage entity, have had no significant operating history or financial resources, nor revenues or earnings since our inception, which makes it difficult to evaluate our
prospects....................................................................3
Competition in our industry is intense and could adversely affect our performance..................................................................3
The loss of any of our key personnel would hurt our ability to develop our business.................................................................4
Failure to raise additional capital to fund future operations could harm our business and results of operations..................................4
Misuse or misappropriation of our proprietary rights could adversely affect our results of operations.............................................4
The offering price will be the market price and may have no
relationship to the fundamental value of the company.........................5
There is currently no public market for our securities. Unless we are able to have our securities quoted in a public market a shareholder may find it difficult to sell our securities or obtain accurate quotations as to their market value..........................................5
The sale of shares of our common stock resulting from this offering may negatively affect our stock price........................................5
Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on brokerdealers who sell such securities...................................................................5
Because it is unlikely that we will pay dividends, you will only be able to benefit from holding our stock if the stock price appreciates........5
Our stock price may be volatile, and you may lose all or a part of your investment..............................................................5
Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions and may prevent a change of control...................................................................6
BUSINESS.....................................................................8
MANAGEMENT..................................................................16
CERTAIN TRANSACTIONS........................................................19
SELLING SHAREHOLDERS........................................................20
DESCRIPTION OF SECURITIES...................................................21
PLAN OF DISTRIBUTION........................................................22
LEGAL MATTERS...............................................................23
EXPERTS.....................................................................23
FINANCIAL STATEMENTS.......................................................F-1
INDEPENDENT AUDITORS' REPORT...............................................F-1

                                     SUMMARY

LAURIER INTERNATIONAL, INC.

     We were incorporated under Delaware law on March 8, 2000.

     We operate through our wholly owed subsidiary, Geotheatre Productions, Inc., incorporated in Delaware on March 12, 2001. We develop, design, produce and market a unique and exciting collection of Educational Learning Resources based primarily on kinesthetic, hands-on learning techniques in Geography and Social Studies for the primary and elementary grades. The market for the product line is Public and Independent Schools, Corporate and Private Daycare Institutions and all Educators.

     Our offices are in the Okanagan Valley out of the city of Kelowna in British Columbia at 101-1870 Parkinson Way, V1Y 8C9. Our telephone number is 250-712-9354.

THIS OFFERING

Securities offered:           501,000 common shares by selling shareholders.

Offering price:               Market or negotiated prices

Common stock outstanding:
before the offering:          5,501,000 shares.
after the offering:           5,501,000 shares.

Use of Proceeds:              We will not receive any proceeds from the sale of
                              the Shares offered by the selling shareholders.

                                  RISK FACTORS

RISKS ASSOCIATED WITH OUR BUSINESS

WE ARE A DEVELOPMENT STAGE ENTITY, HAVE HAD NO SIGNIFICANT OPERATING HISTORY OR FINANCIAL RESOURCES, NOR REVENUES OR EARNINGS SINCE OUR INCEPTION, WHICH MAKES IT DIFFICULT TO EVALUATE OUR PROSPECTS.

     We have no significant assets or financial resources. We will, in all likelihood, sustain operating expenses without corresponding revenues, at least during the foreseeable future. This may result in our incurring a net operating losses for an indefinite period of time. There is limited operating history on which you can base your evaluation of the business and prospects of these operations.

COMPETITION IN OUR INDUSTRY IS INTENSE AND COULD ADVERSELY AFFECT OUR
PERFORMANCE.

     The learning industry is intensely competitive, rapidly evolving and subject to technological change. Demand for our products may be adversely affected by the increasing number of competitive products from which a prospective customer may choose. We compete primarily against other organizations offering educational and training products and services. Our competitors include several large companies with substantially greater financial, technical and marketing resources than ours. We compete with comprehensive curriculum publishers and companies providing single-title retail products. Existing competitors may broaden their product lines and potential competitors may enter the market and/or increase their focus our type of products, resulting in greater competition for us. Increased competition in our industry could result in price reductions, reduced operating margins or loss of market share, which could seriously harm our business and operating results.

THE LOSS OF ANY OF OUR KEY PERSONNEL WOULD HURT OUR ABILITY TO DEVELOP OUR BUSINESS.

     Loss of the services of any of key management personnel would adversely affect development of our business and our likelihood of continuing operations. None of our management has entered into a written employment agreements with us and none is expected to do so in the foreseeable future. We have not obtained key man life insurance on any of our management.

FAILURE TO RAISE ADDITIONAL CAPITAL TO FUND FUTURE OPERATIONS COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

     We may not be able to raise capital in the future to meet our liquidity needs and finance our operations and future growth. We will receive no proceeds from this offering. Existing cash resources will not be sufficient to satisfy our operating cash needs for the foreseeable future. Any future decreases in our operating profit, cash flow, or stockholders' equity may impair our future ability to raise additional funds to finance operations. As a result, we may not be able to maintain adequate liquidity to support our operations or maintain our future growth.

MISUSE OR MISAPPROPRIATION OF OUR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our success depends in part on our intellectual property rights to the products and services that we develop. We rely primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. We have no knowledge of the unauthorized copying of our products. However, if such copying or misuse were to occur to any substantial degree, our operating results could be adversely affected. In addition, our U.S. registrations may not be enforceable or effective in protecting our trademarks and copyrights, especially outside of the U.S.

     Although we believe our products and services have been independently developed and that none of our products or services infringes on the rights of others, third parties may assert infringement claims against us in the future. We may be required to modify our products, services or technologies or obtain a license to permit our continued use of those rights. We may not be able to do so in a timely manner or upon reasonable terms and conditions. Failure to do so could harm our business and operating results.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

THE OFFERING PRICE WILL BE THE MARKET PRICE AND MAY HAVE NO RELATIONSHIP TO THE FUNDAMENTAL VALUE OF THE COMPANY.

     Our offering price may bear no relation to our assets, book value, or any other customary investment criteria, including our prior operating history or lack thereof.

THERE IS CURRENTLY NO PUBLIC MARKET FOR OUR SECURITIES. UNLESS WE ARE ABLE TO HAVE OUR SECURITIES QUOTED IN A PUBLIC MARKET A SHAREHOLDER MAY FIND IT DIFFICULT TO SELL OUR SECURITIES OR OBTAIN ACCURATE QUOTATIONS AS TO THEIR MARKET VALUE.

     Initially, we intend to apply for quotation of our securities on the OTC Bulletin Board. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. There is no assurance that we can obtain a market maker to sponsor our listing.

THE SALE OF SHARES OF OUR COMMON STOCK RESULTING FROM THIS OFFERING MAY NEGATIVELY AFFECT OUR STOCK PRICE.

     Our stockholders could sell substantial amounts of our common stock in the public market through this offering. As a result, the aggregate number of shares of our common stock available to the public would increase and, consequently, the price of our common stock could decline.

OUR SECURITIES MAY BE SUBJECT TO "PENNY STOCK RULES" THAT IMPOSE ADDITIONAL SALES PRACTICE REQUIREMENTS ON BROKER-DEALERS WHO SELL SUCH SECURITIES.

     Generally, penny stocks are equity securities with a price of less than $5 per share unless the securities are registered on certain national securities exchanges or on NASDAQ. The penny stock rules impose additional sales practice requirements on broker-dealers who sell these securities to persons that are not established customers or accredited investors. If our securities are subject to these penny stock rules, broker-dealers will be restricted in their ability to sell our stock.

BECAUSE IT IS UNLIKELY THAT WE WILL PAY DIVIDENDS, YOU WILL ONLY BE ABLE TO BENEFIT FROM HOLDING OUR STOCK IF THE STOCK PRICE APPRECIATES.

     We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. As a result of not collecting a dividend, you will not experience a return on your investment, unless the price of our common stock appreciates and you sell your shares of common stock.

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

     The market prices of the securities of companies in our industry have been volatile, and have experienced fluctuations that often have been unrelated to or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our stock. In addition, our stock price is likely to be volatile as a result of one or more of the following factors, most of which are beyond our control:

     -    variations in our quarterly operating results;

     - changes in securities analysts' estimates of our financial performance;

     - loss of a major customer or failure to complete significant transactions;

     - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     -    changes in market valuations of similar companies;

     - the discussion of our company or stock price in online investor communities such as chat rooms;

     -    additions or departures of key personnel; and

     -    fluctuations in stock market price and volume.

     In the past, securities class action lawsuits alleging fraud have often been filed against a company following periods of volatility in the market price of its securities. In the future, we may be the target of similar lawsuits. If a lawsuit were to be filed against us, it could result in substantial costs and the diversion of our management's attention and resources, which could seriously harm our financial results or result in a decline in the market price of our common stock. Declines in the market price of our common stock could also harm employee morale and retention, our ability to attract qualified employees and our access to capital.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY PREVENT A CHANGE OF CONTROL.

     Our present directors and executive officers, holders of more than 5% of our common stock and their affiliates will beneficially own approximately 90.9% of our outstanding common stock. In particular, John Bracey, our Chief Executive Officer, will beneficially own approximately 54.5% of our outstanding common stock. As a result, these stockholders, if they act as a group, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This control may have the effect of delaying, preventing or deterring a change in control of our company and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of any sale or acquisition. See "Principal Stockholders" for the names and ownership of our directors, executive officers and holders of more than 5% of our common stock.

FORWARD-LOOKING STATEMENTS

     Certain statements incorporated by reference or made in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the Reform Act. Such forward-looking statements are contained principally in the sections entitled "Business," "Risk Factors," and "Management's Discussion and Analysis of Results of Operations and Financial Condition" and include our statements about:

     the competitiveness of the e-learning industry;

     our ability to keep up with changing trends in our industry;

     our strategies; and

     other statements that are not historical facts.

     When used in this prospectus, the words "will", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on our forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, including:

     declines in annual financial results;

     unpredictability of government appropriations;

     ability to keep up with changing trends in our industry;

     changes in economic and business conditions; changes in business strategies; and

     other factors discussed under "Risk Factors".

Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus or the date of the document from which they are incorporated by reference. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                    BUSINESS

INDUSTRY BACKGROUND

     There is a growing recognition within the education industry that learning is achieved through various vehicles. The traditional source for learning, which is the educator relaying knowledge through verbal and written exercises, is giving way, at various stages in a student's growth, to a deeper understanding for alternative instructional strategies. Fundamentally, these strategies are defined by seven categories:

     1. Linguistic - the use of storytelling, discussion and written assignments.
     2.   Kinesthetic - the use of role-play, dance and hands on tasks.
     3. Logical/mathematical - the production of systemic strategies to interpret & solve problems, the design of experiments and lab projects.
     4.   Visual - use and creation of art, maps, films, photos and board games.
     5. Musical - the use of song, chants and rhythmical patterns for understanding and creative endeavors.
     6. Interpersonal - use of group situations, structures & meetings with role-playing & conflict management strategies, mentoring/tutoring programs.
     7. Intrapersonal - goal setting, self-assessment, personal analysis, emotional processing and identification of personal values.

     GEOTHEATRE PRODUCTIONS' product line contains all the preceding elements in one Module or another and in some cases several combinations which are all governed by the principle of 'performance learning.'

     The Ministry of Education in British Columbia describes "Social Studies as in a state of Crisis with a lamentable supply of innovative and stimulatory resources for teachers." GEOTHEATRE products not only fill this gap, but also provide the start of a conduit for curriculum based teaching tools in all subjects to assist educators with the more conventional textbooks and exercises.

PRODUCTS AND SERVICES

     We will supply products that fill a market niche within the Education industry primarily in the Social Studies area focusing on Geography; and for daycares, provide visible outdoor 'play and learn' environments with little or no insurance costs.

     GEOTHEATRE PRODUCTIONS. What's in a name? GEO refers to Geography, which is the foundation on which our Educational Learning Resources are built. THEATRE...refers to the large-scale map of the world that is created by the Map Grid System, which is the theatrical stage on which to perform the Learning Resources.

Product Development

     The development of these products has been ongoing over several years. Preliminary research started in 1993 with a progression of product prototypes leading to today's finished product and a web page storefront. With the research and development phase over, product marketing can now commence into the North American market place.

     In 1993 personal interviews were conducted with ten school principals to determine the market acceptability of a new outdoor playground environment named the "Amplaytheatre". This product was, as the name implies, similar to an amphitheatre. The structure was quite large in size: 30 ft. wide by 45 ft. long by 15 feet high, constructed in a semi circle of seating with its own stage and facilitated many hands on educational components on its external wall. The survey gave us 2 major problems to consider, one size and the other - insurance.

     We went back to the drawing board and came up with the concept of creating a large map of the world, 20 ft. wide by 40ft. long by 18 inches high. This map of the world would be constructed of wood, raised on a platform 18 inches high and have the continents of the world painted in bright colors and the countries outlined. During the summer of 1995, with the approval of the South Okanagan School District and the encouragement of the school's principal, Mr. Phil Rathjen, we constructed the GEOTHEATRE at Okanagan Falls Elementary School in Okanagan Falls. Opening ceremonies featured a class performance demonstrating one of the GEOTHEATRE Learning Resources. Armed with pictures and testimonials we embarked on a survey of 13 school districts and dozens of educators throughout the lower mainland of British Columbia, Vancouver Island, and the Interior. The responses were all positive but some questions caused us to rethink the product.

     By the spring of 1997 the product was well defined. It was a hundred page manual containing grade specific learning resources and a special section that was the Map Grid System for custom creating the GEOTHEATRE in whatever size was wanted. In June of 1997, Glenfir Private School, located in Summerland, British Columbia, created the first GEOTHEATRE Map using our grid system. Feedback from the participating educators and the students themselves was very positive and once again encouraging.

     We spent the next couple of years making the Grid System simple to use and ensuring that the Geography and Social Studies based Learning Resources were educator friendly and complied with Ministry of Education grade specific Learning Outcomes.

GEOTHEATRE Map Grid System and Learning Resource Modules

     We are proud to introduce The GEOTHEATRE Map Grid System and Learning Resource Modules. This new line of Geography based teaching tools will be marketed to educational institutions dealing with the primary grades K-7 and the educators who teach our children in public schools, private schools and daycares.

     The Geotheatre Map Grid System is fundamentally like a set of construction plans with built in teaching systems to provide a physical finished product and a Geography based Social Studies lesson. It enables the educator and the students to create a large map of the world called the GEOTHEATRE. The Learning Resource Modules can be used in conjunction with the GEOTHEATRE or by themselves. The end result is to help students discover and enjoy Geography and Social Studies through learning about places, things and people in our world through 'performance learning'.

     All modules come with an instructional sheet or sheets that provide educator friendly information on Prep Time, Procedure, Learning Outcomes, Recommended Grade Level, Subjects Addressed, Equipment needed and Suggestions. The number of pages and content vary for each module. The GEOTHEATRE Map Grid System requires the additional purchase of painting supplies suitable to the selected surface.

     The GEOTHEATRE Map Grid System and the Learning Resource Modules are exciting kinesthetic (hands on) tools designed to instill spatial concepts such as location, distance, region, area, scale, direction and time. Studies have shown that retention of facts learned through the kinesthetic approach are in the 80% range compared to 20% for traditional methods such as reading and computer studies. The Modules introduce strategies that, through 'purposeful play', teach Geography, Language Arts, Mathematics, Fine Arts, Theatre Arts and Team Work.

Strategic Advantages

     GEOTHEATRE PRODUCTIONS is starting its marketing phase with a new line of products that have been specifically designed to fit into a market that is lacking in a selection of Learning Resources to compliment, enhance and address specific learning outcomes for primary school, grades K-7. The product line, a Map Grid System and Learning Resource modules have been through several years of extensive research and development to bring to the market place a fun, educator friendly means to convey geography based essentials to students.

     The British Columbia Ministry of Education has announced early this year that "Social Studies is in Crisis" and there is presently a pointed effort by the Ministry to fill the gap in all segments of the Social Studies Curriculum including Geography, which positions GEOTHEATRE PRODUCTIONS in a most positive situation. In addition, over the past four years, the Ontario government sponsored an Education Improvement Commission, which recently released its final report The Road Ahead - a report on improving student achievement. Its first cornerstone is "First, we must make sure our children come to school ready to learn. We believe a sizable investment in early childhood education will pay huge dividends in the future."

     With this in mind, the timing is perfect to enter this market with our new and fun kinesthetic geography based products that include learning outcomes in not only Geography, but also in Mathematics, Language Arts, Fine Arts, Theatre Arts and in Teamwork (which is another hot topic).

     Daycares are constantly looking for new ways to show parents that their children are being well looked after both physically and academically. Once again the GEOTHEATRE Map Grid and Learning Resource Modules offer a high profile visual learning environment that is fun and educational.

     In the construction of the large map of the world through the Grid System, student, educator and parent volunteer participation can take place in all facets of the construction. This shared creative process also instills a sense of ownership which, in both the long and short term, will result in student self policing of the end product, the GEOTHEATRE. This means that other students who consider defacing or vandalizing the GEOTHEATRE will be faced with their peer group's sense of pride. These benefits are unlike any others in the industry. The GEOTHEATRE's uniqueness is a definite strength in the marketplace.

     The GEOTHEATRE's colorful presence and use in any school in a school district will result in the parents, students and educators in the other schools wanting a GEOTHEATRE for their own school. One sale will return many.

Production

     The product line consists of printed materials and the reproduction of maps. One of the Learning Resources Modules, the GEOTHEATRE Map Grid System, consists of 23 pages of written and graphical materials and 7 pages of grid/map materials. The other 16 Learning Resource Modules average 6 pages of printed materials. Production relies mostly on printing. When in house computers are not capable, printing will be contracted out. While our current equipment can produce the product and includes a large memory capacity Pentium computer with pertinent desktop publishing and graphic programs, printer, scanner, phone, fax, photocopier and general office furniture and supplies, we will be upgrading to satisfy the quality image necessary for our market.

CUSTOMERS

     GEOTHEATRE PRODUCTIONS will sell its line of geography based Learning Resource Modules to Public Schools, Independent Schools and Private & Corporate Daycares. The buying decision for the GEOTHEATRE Map Grid System will lie in the hands of schools on the recommendation of educators who specialize in Geography/Social Studies.

     Statistics Canada reports that there are 13,900 public elementary and middle schools in Canada and 2,980 private/independent schools. The educator market in Canada is approximately 255,000 public school educators, 45,000 independent school educators and 10,000 registered daycare administrators.

     The Houghton Mifflin Almanac reports for the United States an estimated 150,000 public elementary/middle schools and 30,000 private/independent schools. The vast market of nursery/daycare tops well over 100,000 registered facilities. These organizations represent our North American institutional/corporate market.

     The U.S. Department of Education estimates that approximately $389 billion was spent in the United States during the 1999-2000 school year in the K-12 sector. The U.S. Department of Education also estimates that during the 1999-2000 school year 53.5 million students were enrolled in over 111,000 public and private K-12 schools in more than 15,000 school districts.

Purchasing Policies

     Within some school systems, educators are free to purchase individual resources on impulse as long as the Learning Outcomes comply with preset curriculum and they have enough funds within their own budget, or the school's resource budget. In most school systems, however, the decision to purchase resources lies with a resource manager or committee and may require approval for new materials at several levels. This is particularly true in the public system.

     Independent Schools are usually more prompt with a purchase decision. Therefore, because of the colorful high profile visibility of a GEOTHEATRE and its affordable cost, it is estimated that in private facilities, both Daycares and Independent Schools, the GEOTHEATRE will be seen as not only a learning resource, but as an alternative to standard playground equipment which over the last two decades has become extremely expensive and requires significant maintenance and high cost public liability insurance.

     We foresee and understand that one of the weaknesses in dealing with the public School System with regard to the GEOTHEATRE MAP GRID SYSTEM, is that the public system operates on a consensus decision making process. Most decisions on products that have a physical presence are made by committee at the school or district level, and therefore, lead-time may be 3 to 6 months, even possibly for next year's budget. We have reflected this situation in our cash flow. While we are waiting for the public system to make its purchasing decisions, we will be concentrating on independent schools and daycares that have more immediate decision making abilities.

MARKETING

     The GEOTHEATRE marketing approach is that one of the most precious commodities is an educator's time, and the amount of preparation time that they require for each class is a primary consideration factor in determining what products they buy.

     Simply speaking, our product line takes care of all of educators concerns. We provide grade specificity, estimated amount of time to prepare, materials needed, procedure to be followed and most important of all, the learning outcomes derived by each Learning Resource.

     It is expected that information about Geotheatre products will spread through the North American education community as a result of press releases to related associations and trade publications providing reference back to the Geotheatre.com web page, which is up and running but still under development.

     Entry into the United States market through direct mail, e-mail and trade shows to gain the attention of its over 150,000 public elementary/middle schools, its 30,000 private independent schools and a vast nursery daycare industry with well over a 100,000 registered facilities is the backbone of the marketing strategy.

     Initially, GEOTHEATRE PRODUCTIONS will conduct selected market specific introduction though direct mail with promotional video and brochures/price lists. At the same time, a mass institution focused e-mailing campaign will be undertaken with direction to free sample Learning Resource in exchange for visiting the Geotheatre web page. Networking through Education Committees, professional/business associations and trade shows is expected to produce sales contacts and allies in the industry.

     The majority of the business is expected to be conducted through e-mail, direct mail and fax. The domination of e-mail business is anticipated because the principle customers are schools and educators, one of the most knowledgeable and advanced user groups of computer services.

Advertising and Promotion

     Advertising and promotion will be undertaken through completing 'calls for product' in the Education/Teacher trade publications. The use of public press releases will be used to announce the product line and the location of our web site. Articles with photos suitable for glossy trade specific magazines will be written and distributed.

     It is anticipated that at least four major trade shows will be attended during the first 18 months of operation. These will include two at the National Council for Geographic Education and one each for Independent Schools and Daycare Associations.

     E-mail communication with 'e-zines' (internet newsletters) and Educational Daycare Associations will be an ongoing daily sales initiative

Pricing

     The full package price of $450.00 is not a significant burden on a learning resource budget for any school considering the extensive benefits and learning outcomes derived from the total package of the GEOTHEATRE Map and Learning Resource Modules.

     In British Columbia an elementary/middle public school resource budget is based on the student enrollment in any given year. The funding formula from the Ministry of Education varies only slightly from year to year.

     Unique or new learning resources may be acquired on behalf of the school through the Parents Advisory Councils, educators and sometimes through corporate donation.

     In many cases, educators in school systems have an annual individual budget of approximately $500 to $600. Because of the lack of new and interesting resources in the Geography/Social Studies field educators are expected to show considerable interest in this innovative new product.

     The other 16 Learning Resource modules are priced from $6.00 to $49.00. Each Module represents a unique method for the educator to attain a prescribed learning outcome through fun and kinesthetic activities. The Learning Resource Modules are designed to be educator friendly and cut down on the educator's own valuable preparation time.

COMPETITION

     The market for educational and training products and services is highly competitive and the Company expects that competition will continue to intensify. The Production of Learning Resources for the education community is mainly in the hands of major publishers such as Oxford University Press, Bantam, Doubleday Books, etc. These companies provide curriculum-based media to the school systems from which the educators extrapolate their lessons. These tend to be dry and basic. These books have historically been known as textbooks and the education industry has heavily relied on major publishers and organizations to update and keep these documents current with the changes in society.

     There are various organizations marketing to the school system, primarily through catalogues. Some well-known publications in Canada are Moyer's, Wintergreen, Pinetree, Exclusive and Carson-Dellosa. The United States has education focused catalogues that include E.T.A., Teaching Resource Center, Nasco and Exceptional Teaching Aides.

     While there are texts and maps and games in these catalogues that allude to similar educational results, there are no products that directly combine the benefits resulting from the use of visual, kinesthetic and oral learning techniques that the GEOTHEATRE Map Grid and Learning Resource Modules achieve through the benefits of 'performance learning.'

     The market niche for GEOTHEATRE Production's Product line is a segment that has traditionally been ignored by the major publishers for reasons of market economics. That is, one textbook is required for each student. Therefore, one sale to an educator is liable to equal at least 30 units, one per student. The GEOTHEATRE Products are not a textbook, but an instruction resource with lesson plans and teaching tools. They supply the mechanics for one lesson that can be copied for the whole class; therefore one sale per educator equals one unit, not
30. In the traditional marketplace with its substantial production and delivery costs, extensive lesson plans were seen as a costly extra, therefore, the publishing industry saw this as a waste of effort and declined to pursue it. Now, with the advent of mass e-marketing and with the delivery of information available through the Internet, a teacher may buy online an instruction resource for a class that can facilitate the learning of one outcome. The textbook may have twenty outcomes to be learned, resources therefore can potentially be developed to provide teaching tools for each outcome or a group of outcomes.

     A large map of the world in the form of a carpet can be purchased through major catalogues. These maps can vary in price from $2,000 to $5,000. This purchase provides a finished product and that's the end of that! Whereas with the GEOTHEATRE Map Grid System, priced at $225 (plus the cost of paint), student participation can take place in all facets of the Map's construction, plus of course extensive educator friendly learning resources. The shared creative construction process also instills a sense of ownership which, in both the long and short term, will result in student self policing of the GEOTHEATRE. This means that other students considering defacing or vandalizing the GEOTHEATRE will be faced with their peer group's sense of pride. These benefits are unlike any others in the industry. The uniqueness of the GEOTHEATRE is a definite strength in the marketplace. Although the Company believes that it was the first to offer this type of product line, there are no substantial barriers to entry in this market.

GOVERNMENT REGULATION

     The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally.

INTELLECTUAL PROPERTY AND PROPERTY RIGHTS

     Our copyrights, trademarks, service marks, trade secrets, proprietary technology and other intellectual property rights distinguish our products and services from those of our competitors, and contribute to our competitive advantage in our target markets. To protect our brand, products and services and the systems that deliver those products and services to our customers we rely on a combination of copyright, trademark and trade secret laws as well as confidentiality agreements and licensing arrangements.

     We cannot be sure that our efforts to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate these rights. In addition, there can be no assurance that competitors will not independently develop similar intellectual property. If others are able to copy and use our products and delivery systems, we may not be able to maintain our competitive position. If litigation is necessary to enforce our intellectual property rights or determine the scope of the proprietary rights of others, we may have to incur substantial costs or divert other resources, which could harm our business.

EMPLOYEES

     We currently have no employees. Our President, John Bracey, and our Director, Katherine Bracey, devote, respectively, approximately 60% and 80% of their workweek to our business.

FACILITIES

     Our office is located at 101-1870 Parkinson Way, Kelowna, BC, Canada V1Y 8C9, on a monthly basis. This is the home office of our Chief Executive Officer. Our subsidiary, Geotheatre Productions, Inc. is being charged $500 per month for use of this location. This arrangement is expected to continue in the foreseeable future.

LEGAL PROCEEDINGS

     We are not a party to any legal proceedings.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     This prospectus is part of a registration statement on Form SB-2 filed with the Securities and Exchange Commission under the Securities Act and omits certain information contained in the registration statement.

     When our registration is effective we will file annual, quarterly and special reports, and other information with the SEC.

     You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information. You can also obtain copies of these filings from the SEC's Internet web site (http://www.sec.gov).

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER SIGNIFICANT EMPLOYEES

             Name            Age                  Title
             ----            ---                  -----
     John Bracey             58    President, Chief Executive Officer, Director,
                                   Chief Financial Officer, Treasurer

     Katherine E. Bracey     50    Director

     Francoise R. Otto       52    Secretary, Director

John Bracey

     He is the creative contributor to GEOTHEATRE PRODUCTIONS full product line. He too, has been instrumental in the development of all resources and continues to contribute to product upgrading and new product design. Having been trained as an accountant, Mr. Bracey's creative talents fought their way to the surface, but the learned accounting principles have proven very useful in dealing with all types of business matters. His appointment to and his involvement in several Ministry of Education Committees in British Columbia have been the source of many contacts, encouraging support and direct input from industry specialists, especially in the field of Social Studies and more specifically, Geography. These committees include the British Columbia Social Studies Overview Team, The Equivalency Working Group, The Standing Committee on Student Financial Assistance, The Transition Team (secondary to post secondary, published the directional document called "Moving On" for the B.C. Ministry of Education) and the Project Management Team for the Millennium Scholarship.

     Mr. Bracey has owned and operated several businesses in the past that include a real estate company and a construction company. He has management experience with the provincial government of Manitoba and in several sectors of private industry. Currently, Mr. Bracey is under contract with the National Film Board of Canada to direct and co-produce the first in a series of animated videos aimed at the preschool market and teach a fundamental Social Studies lesson. John and Katherine Bracey wrote the first story in the series.

Katherine E. Bracey

     She has many years of small business management and private sector jobs ranging from recording studio receptionist to executive secretary. Her general education includes high school and university programs. High school included basic business fundamentals such as bookkeeping, typing and general business courses. At the University of Winnipeg, she majored in Geography and minored in Economics. These courses helped to provide the basic background for her current endeavors.

     Mrs. Bracey's experience as an office manager included sales, product purchasing & ordering, print design & layout, employee management, accounts collection, basic bookkeeping, front desk reception, scheduling and a myriad of client and supplier interpersonal facilitating.

     The development of the Learning Resources, that are the product line for GEOTHEATRE PRODUCTIONS, has taken place over a period of 7 years. She has been involved in this process from its inception and has actively participated in all stages of research and development, including one-on-one interviews with school principals, face-to-face user surveys, qualified mail surveys with response rates as high as 80%, and all phases of prototype construction.

     The Bracey's are married to each other.

Francoise R. Otto

     Ms. Otto joined us on August 14, 2001 as corporate secretary and director. Since December 2000, she has been President of Stareclimber Enterprises, Inc. From November 1990 to December 2000, she was a stockbroker at Georgia Pacific Securities Corp. She received a Petroleum Exploration & Production Certificate from the British Columbia Institute of Technology and a Prospecting and Mining School Certificate from the British Columbia and Yukon Chamber of Mines.

CORPORATE GOVERNANCE

     Officers and directors serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until successors have been duly elected and qualified. Vacancies in the existing board of directors are filled by majority vote of the remaining directors. Our officers serve at the will of the board of directors. Currently, our board of directors consists of three members.

     Our directors may, as part of the terms of the acquisition transaction, resign and be replaced by new directors without a vote of our shareholders. Management may also negotiate or consent to the purchase of all or a portion of their stock. Any such sale would be described in an amendment to this prospectus.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning the compensation of the named executive officers for each of our last three completed fiscal years.

                                  Annual Compensation                 Long Term Compensation
                              --------------------------------    ------------------------------------
                                                                   Awards                     Payouts
                                                                   ------                     -------
                                                      Other                     Securities
Name and                                             Annual       Restricted    Underlying              All Other
Principal                                            Compen-        Stock        Options/      LTIP      Compen-
Position              Year    Salary($)   Bonus($)   sation($)    Award(s)($)     SARs(#)   Payouts($)  sation($)
--------              ----    ---------   --------   ---------    -----------     -------   ----------  ---------
John Bracey (1)       2001     9,000
President, Chief      2000
Executive Officer,    1999
Director, Chief
Financial Officer,
Treasurer

Katherine Bracey(1)   2001     9,000
Director              2000
                      1999

Francoise R. Otto     2001
Secretary,            2000
Director              1999

Footnotes
(1) Receives a management draw of $750 per month

     No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted for the benefit of our employees.

INDEMNIFICATION

     Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Delaware law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if specified standards are met.

     Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

     John Bracey and Katherine Bracey are husband and wife and are deemed promoters and control persons.

                             PRINCIPAL SHAREHOLDERS

     The following tables set forth information regarding the beneficial owners of our common stock, as of September 25, 2002, by:

     Each of our executive officers;

     Each of our directors;

     Each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock; and

     All of our directors and executive officers as a group.

     Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them.

       Name and                  Amount and            Percent of Class
      Address of                 Nature of           Before        After
      Beneficial                 Beneficial            the          the
        Owner                    Ownership          Offering      Offering
        -----                    ---------          --------      --------
John Bracey (1)                   3,000,000            54.5         54.5
101-1870 Parkinson Way
Kelowna, BC, Canada V1Y 8C9

Katherine E. Bracey (2)           2,000,000            36.4         36.4
101-1870 Parkinson Way
Kelowna, BC, Canada V1Y 8C9

Named Officers and                5,000,000            90.9         90.9
Directors As a Group

(1) Officer, director, promoter and control person.
(2) Director, promoter and control person.

                              SELLING SHAREHOLDERS

The table below sets forth information as of September 25, 2002, with respect to the selling shareholders, including names, holdings of shares of common stock prior to the offering of the shares, the number of shares being offered for each account, and the number and percentage (if over 1%) of shares of common stock to be owned by the selling shareholders immediately following the sale of the shares, assuming all of the offered shares are sold.

                                 Shares of
                               Common Stock                      Shares of Common Stock to
                               Beneficially        Shares of        be Beneficially Owned
                               Owned Before       Common Stock       After the Offering
Name                           the Offering      Being Offered      Number*    Percent*
----                           ------------      -------------      -------    --------
William Bazaluk                   10,000            10,000
R. Marshall Bertram                7,000             7,000
Erin Bevans                        7,000             7,000
Aldo Canil                        10,000            10,000
Eugene Chan                       10,000            10,000
Checkers Investments, Ltd.        50,000            50,000
William Chomiak                   10,000            10,000
Lawrence Chong                    10,000            10,000
Andrew Coldicutt                  10,000            10,000
Robert Connop                     10,000            10,000
Joseph Dauenhauer                 10,000            10,000
Cameron Doner                     10,000            10,000
Joe Duminuco                      10,000            10,000
Kaare G. Foy                      15,000            15,000
Beverly Freeman                   10,000            10,000
Great Asset Company Ltd.          50,000            50,000
Lynn Kozmak                       10,000            10,000
Peter Maclean                      7,000             7,000
Victoria Maksymetz                 5,000             5,000
Grace Massey                       5,000             5,000
Darcy McConnell                   10,000            10,000
Ming Capital Enterprises,Ltd.     50,000            50,000
Richard Murakami                   7,000             7,000
Chris Noble                        5,000             5,000
Oceanic Management Ltd            10,000            10,000
J. Michael Page                   10,000            10,000
Wendy Ratcliffe                    5,000             5,000
Terence A. Riley                   5,000             5,000
Evelyn M. Santos                  17,000            17,000
Shangri-La Investments, Inc.      50,000            50,000
Greg Smith                         5,000             5,000
Stockworks Capital USA, Inc.      10,000            10,000
Gordon Toy                         7,000             7,000
G. Joyce Visser                   10,000            10,000
Peter Walton                       7,000             7,000
Gordon Wick                       10,000            10,000
Michael Allan Wilson              10,000            10,000
Earl Zubroniewich                  7,000             7,000
                                 -------           -------
Total                            501,000           501,000
                                 =======           =======

* These selling shareholders will have no shares left after the offering.

                            DESCRIPTION OF SECURITIES

     We are authorized to issue up to an aggregate total of 80,000,000 shares of common stock and 20,000,000 shares of preferred stock, each having a par value of $0.0001. As of September 25, 2002, 5,501,000 common shares and no preferred shares were issued and outstanding.

     Both the common and preferred stock is issuable in more than one class in whatever series and terms are deemed proper from time to time by our board of directors at their discretion, including different designations, preferences, limitations, restrictions, relative rights and distinguishing designations of each class or series.

     There is be no cumulative voting, and all pre-emptive rights are denied. Each share entitles the holder thereof to one vote.

TRANSFER AGENT AND REGISTRAR

     We have retained Transfer Online Stock Transfer Agency, 227 SW Pine Street, Suite 300, Portland, Oregon 97204, as Transfer Agent and Registrar, for the our common stock, at telephone number (503) 227-2950.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

     No trading market for our common stock has existed. Pursuant to the requirements of Rule 15g-8 of the Exchange Act, a trading market will not develop while certificates representing the shares of common stock and warrants which constitute the units have been issued and remain in escrow.

     We have no outstanding options, warrants to purchase, or securities convertible into, our common equity. All of the 5,501,000 shares of our common stock currently outstanding are restricted securities issued under an exemption to the Securities Act. Generally, Rule 144 under the Securities Act provides that directors, executive officers, and persons or entities that they control or who control them are considered "affiliates" and may sell shares of common stock in a limited amount in any three-month period, even if the shares are registered. Currently, affiliates own 5,000,000 of our common shares.

HOLDERS

     We have 40 shareholders of record of our common stock.

DIVIDENDS

     We have not paid any dividends, and have no plans to do so in the foreseeable future.

                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares in the over-the-counter market or through any other facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use one or more of the following methods when selling shares:

     * ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;

     * block trades in which the broker or dealer attempts to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     * purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     * an exchange distribution in accordance with the rules of the applicable exchange;

     * privately negotiated transactions;

     * short sales;

     * broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     * a combination of any such methods of sale; and

     * any combination of these methods of sale; or

     * any other legal method.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     Selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to certain of the selling shareholders. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling shareholders. The Company has agreed to indemnify certain selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Upon the Company being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

     The Company has advised the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of the shares offered hereby.

                                  LEGAL MATTERS

     The validity of the common stock being offered hereby will be passed upon for us by Robert C. Weaver, Jr., Esq., San Diego, California.

                                     EXPERTS

     The financial statements at June 30, 2002 and December 31, 2001, appearing in this prospectus have, as set forth in their report, been audited by Armando
C. Iberra, CPA-APC, independent auditor, and are included in reliance upon the authority of that firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

                                ARMANDO C. IBARRA
                          CERTIFIED PUBLIC ACCOUNTANTS
                          (A PROFESSIONAL CORPORATION)


Armando C. Ibarra, C.P.A.                   Members of the California Society of
Armando Ibarra, Jr., C.P.A.                 Certified Public Accountants

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Laurier International,  Inc.

We have audited the accompanying consolidated balance sheets of Laurier International, Inc. as of June 30, 2002, and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the six months ended June 30, 2002 and the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laurier International, Inc. as of June 30, 2002, and the results of its operations and its cash flows for the six months then ended in conformity with generally accepted accounting principles.


/s/ Armando C. Ibarra, CPA-APC

September 13, 2002
Chula Vista, California

                           LAURIER INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET

--------------------------------------------------------------------------------

                                                                    AS OF           YEAR ENDED
                                                                   JUNE 30,         DECEMBER 31,
                                                                    2002               2001
                                                                  --------           --------
                                     ASSETS

CURRENT ASSETS
  Cash                                                            $ 17,132           $  8,379
                                                                  --------           --------

TOTAL CURRENT ASSETS                                                17,132             38,379

NET PROPERTY & EQUIPMENT                                             3,352                904
                                                                  --------           --------

      TOTAL ASSETS                                                $ 20,484           $  9,283
                                                                  ========           ========

                       LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                                $  5,250           $  5,024
  Notes payable                                                     11,307             13,450
                                                                  --------           --------

TOTAL CURRENT LIABILITIES                                           16,557             18,474
                                                                  --------           --------

      TOTAL LIABILITIES                                             16,557             18,474

STOCKHOLDERS' EQUITY
  Preferred stock, ($.0001 par value, 20,000,000
   shares authorized; none issued and outstanding)                      --                 --
  Common stock, ($.0001 par value, 80,000,000 shares
   authorized; 5,501,000 and 5,451,000 shares outstanding
   as of June 30, 2002, and December 31, 2001, respectively.)          550                545
  Paid-in capital                                                   75,100             67,605
  Deficit accumulated during development stage                     (71,723)           (47,341)
                                                                  --------           --------
TOTAL STOCKHOLDERS' EQUITY                                           3,927             20,809

       TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                   $ 20,484           $ 39,283
                                                                  ========           ========

                           LAURIER INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF OPERATIONS

--------------------------------------------------------------------------------

                                                                                   MARCH 8, 2000
                                              SIX MONTHS                            (INCEPTION)
                                                ENDED             YEAR ENDED          THROUGH
                                               JUNE 30,          DECEMBER 31,         JUNE 30,
                                                 2002                2001               2002
                                              -----------        -----------        -----------
REVENUES
  Revenues                                    $        --        $        --        $        --
                                              -----------        -----------        -----------

TOTAL REVENUES                                         --                 --                 --

TOTAL GENERAL & ADMINISTRATIVE EXPENSES            24,382             47,341             71,723
                                              -----------        -----------        -----------

NET INCOME (LOSS)                             $   (24,382)       $   (47,341)       $   (71,723)
                                              ===========        ===========        ===========

BASIC EARNINGS (LOSS) PER SHARE               $     (0.00)       $     (0.01)
                                              ===========        ===========
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                       5,498,790          4,260,838
                                              ===========        ===========

                           LAURIER INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              FROM MARCH 8, 2000 (INCEPTION) THROUGH JUNE 30, 2002

--------------------------------------------------------------------------------

                                                                                              DEFICIT
                                                                                             ACCUMULATED
                                                       COMMON    ADDITIONAL     STOCK          DURING
                                          COMMON       STOCK      PAID-IN    SUBSCRIPTION   DEVELOPMENT
                                          STOCK        AMOUNT     CAPITAL     RECEIVABLE       STAGE        TOTAL
                                          -----        ------     -------     ----------       -----        -----
Beginning balance, March 8, 2000               --      $ --      $    --      $     --       $     --     $    --

Stock issued for cash on March 16,
2001 @ $0.15 per share                    231,000        23       34,627                                   34,650

Stock issued for cash on March 16,
2001 @ $0.0001 per share                5,000,000       500           --                                      500

Stock issued for cash on May 1,
2001 @ $0.15 per share                      5,000        --          750                                      750

Stock issued for cash on June 8,
2001 @ $0.15 per share                     20,000         2        2,998                                    3,000

Stock issued for cash on July 18,
2001 @ $0.15 per share                     10,000         1        1,499                                    1,500

Stock issued for cash on August 2,
2001 @ $0.15 per share                    110,000        11       16,489                                   16,500

Stock issued for cash on August 13,
2001 @ $0.15 per share                     50,000         5        7,495                                    7,500

Stock issued for cash on September 7,
2001 @ $0.15 per share                     10,000         1        1,499                                    1,500

Stock issued for cash on October 25,
2001 @ $0.15 per share                     15,000         2        2,249                                    2,250

Net loss, December 31, 2001                    --        --           --                      (47,341)    (47,341)
                                        ---------      ----      -------      --------       --------     -------

BALANCE, DECEMBER 31, 2001              5,451,000      $545      $67,605      $     --       $(47,341)    $20,809
                                        =========      ====      =======      ========       ========     =======
Stock issued for cash on March 1,
2002 @ $0.15 per share                     50,000         5        7,495                                    7,500

Net loss, June 30, 2002                        --        --           --                      (24,382)    (24,382)
                                        ---------      ----      -------      --------       --------     -------

BALANCE, JUNE 30, 2002                  5,501,000      $550      $75,100      $     --       $(71,723)    $28,309
                                        =========      ====      =======      ========       ========     =======

                           LAURIER INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------------

                                                                                             MARCH 8, 2000
                                                             SIX MONTHS                       (INCEPTION)
                                                               ENDED           YEAR ENDED       THROUGH
                                                              JUNE 30,        DECEMBER 31,      JUNE 30,
                                                                2002             2001             2002
                                                              --------         --------         --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                           $(24,382)        $(47,341)        $(71,723)
  Depreciation expense                                             169               16              185
  Increase (decrease) in accounts payable                       (1,917)          18,474           16,557
                                                              --------         --------         --------

      NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES         (26,130)         (28,851)         (54,981)


CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property & equipment                           (2,617)            (920)          (3,537)

                                                              --------         --------         --------

      NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES          (2,617)            (920)          (3,537)

CASH FLOWS FROM FINANCING ACTIVITIES
  Common stock                                                       5              545              550
  Additional paid- in capital                                    7,495           67,605           75,100
                                                              --------         --------         --------

      NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES           7,500           68,150           75,650
                                                              --------         --------         --------

NET INCREASE (DECREASE) IN CASH                                (21,247)          38,379           17,132

CASH AT BEGINNING OF PERIOD                                     38,379               --               --
                                                              --------         --------         --------

CASH AT END OF PERIOD                                         $ 17,132         $ 38,379         $ 17,132
                                                              ========         ========         ========

                           LAURIER INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2002


NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

The Company was incorporated on March 8, 2000, under the laws of the State of Delaware, as Laurier International, Inc. The Company is engaged in the business of creating large-scale maps (using the map grid system) for educational purposes. The Company has no operations and in accordance with SFAS # 7, the Company is considered a development stage company.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. BASIS OF ACCOUNTING

The financial statements have been prepared using the accrual basis of accounting. Under the accrual basis of accounting, revenues are recorded as earned and expenses are recorded at the time liabilities are incurred. The Company has adopted a December 31, year-end.

B. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

E. INCOME TAXES

Income taxes are provided in accordance with Statement of Financial accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                           LAURIER INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2002


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

F. BASIC EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings
(loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share.

Basic net loss per share amounts is computed by dividing the net income by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

G. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Equipment and fixtures are being depreciated using the straight-line method over the estimated asset lives ranging from 3 to 7 years.

NOTE 3. WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common or preferred stock.

NOTE 4. GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through sale of its securities through private placements.

                           LAURIER INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2002


NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2002, consists of the following:


     Office Equipment                                              $ 2,321
     Office Equipment                                                1,216
                                                                   -------
           Total Property & Equipment                                3,537

     Less: accumulated depreciation                                   (185)
                                                                   -------

           Net property and equipment                              $ 3,352
                                                                   =======

Depreciation expense for six months ended June 30, 2002 was $169.

NOTE 6. INCOME TAXES

                                                             AS OF JUNE 30, 2002
                                                             -------------------
     Deferred tax assets:
     Net operating tax carryforwards                              $ 12,931
     Other                                                               0
                                                                  --------
     Gross deferred tax assets                                      12,931
     Valuation allowance                                           (12,931)
                                                                  --------

     Net deferred tax assets                                      $      0
                                                                  ========

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 7. SCHEDULE OF NET OPERATING LOSSES


     2001 Net Operating Loss                                      $(47,341)
     2002 Net Operating Loss (six months)                          (24,382)
                                                                  --------
     Net Operating Loss                                           $(71,723)
                                                                  ========

As of June 30, 2002, the Company has a net operating loss carryforward of approximately $71,723, which will expire 20 years from the date the loss was incurred.

[Outside Back Cover Page]

Dealer Prospectus Delivery Obligation

Until 90 days after the date when the funds and securities are released from the escrow account, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Delaware Revised Statutes Section 78.7502, 78.751, and 78.752 allow us to indemnify our officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Delaware law. We may enter into agreements with our directors and executive officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

     Registration Fee                                            $    13.83
     Legal Fees and Expenses                                        5000.00
     Accounting Fees and Expenses                                   2500.00
     Printing                                                        500.00
     Miscellaneous Expenses                                         1000.00
                                                                 ----------
         Total                                                   $  9013.83
                                                                 ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The following is a summary of our transactions during the last three years preceding the date hereof involving sales of our securities that were not registered under the Securities Act of 1933:

     In August 2000, we issued for cash common shares in the amount of 3,000,000 to John Bracey and 2,000,000 to Katherine E. Bracey, respectively, in connection with founding the Company. They are not citizens or residents of the United States.

     From March 2000 to March 2002, we issued for cash 501,000 common shares to 39 shareholders. None of these shareholders are citizens or residents of the United States.

     These transactions were deemed exempt from registration under the Securities Act of 1933 in reliance upon Regulation S. Appropriate legends were or will be affixed to the certificates issued.

     None of these transactions employed the use of an underwriter.

ITEM 27. EXHIBITS.

     3.1    Articles of Incorporation
     3.2    By-Laws
     4.1    Specimen Common Stock Certificate
     5.1    Opinion Regarding Legality*
     23.1   Consent of Counsel*
     23.2   Consent of Expert
     24.1   Power of Attorney (immediately preceding "Signatures")

(*) To be filed by amendment.

ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication such issue.

     (5) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

                                POWER OF ATTORNEY

     The Registrant and each person whose signature appears below hereby appoints John Bracey as their attorney-in-fact, with full power to act alone, to sign in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any and all amendments, including post-effective amendments, to this Registration Statement.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Kelowna, British Columbia on September 30, 2002.

LAURIER INTERNATIONAL, INC. (Registrant)


By: /s/ John Bracey
   --------------------------------------------
   John Bracey
   President, Chief Executive Officer, Director
   Chief Financial Officer, Treasurer

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Francoise R. Otto
-----------------------------------------------
Francoise R. Otto
Secretary, Director
Date: September 30, 2002


/s/ Katherine E. Bracey
-----------------------------------------------
Katherine E. Bracey
Director
Date: September 30, 2002